NEWS RELEASE

Contact:
Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: 952-979-3768
srosenbaum@bioscrip.com

Lisa M. Wilson
In-Site Communications
Tel: (917) 543-9932
lwilson@insitecony.com

BIOSCRIP, INC.  REPORTS THIRD QUARTER EARNINGS OF $0.14 PER SHARE

ELMSFORD, N.Y.--(BUSINESS WIRE)—October 30, 2009—BioScrip, Inc. (Nasdaq: BIOS) today announced third quarter net income of $5.7 million, or $0.14 per diluted share, on revenues of $333.5 million.  These results compare to net income of $1.4 million, or $0.04 per share, on revenues of $359.4 million for the third quarter of 2008. Third quarter 2009 EBITDAO was $8.9 million compared to $5.3 million for the same period a year ago.

Richard H. Friedman, BioScrip’s Chairman and Chief Executive Officer, stated, “Our results reflect the steady progress of our strategy to provide a full and comprehensive continuum of care, expand our clinical management reach and local market presence while delivering improved operating margins.  We continue to upgrade our talent base with key hires to support the growth of our business.”

Results of Operations

Revenue for the third quarter of 2009 totaled $333.5 million, compared to $359.4 million for the same period a year ago.  Revenue declines were expected due to the previously announced elimination of the Medicare Competitive Acquisition Program (“CAP”) effective December 31, 2008 and the termination of the United Health Group (“UHG”) organ transplant and HIV/AIDS contracts, partially offset by increased sales of higher margin infusion therapies and other specialty sales.  Excluding the effects of these contracts, 2009 third quarter revenues were 7.9% higher than the 2008 comparable period.

Gross profit for the third quarter of 2009 was $41.5 million, or 12.4% compared to $36.1 million, or 10% for the third quarter of 2008.  The increase was primarily the result of improved product mix due to our continued focus on higher margin therapies as well as improved supply chain programs.

Third quarter 2009 operating profit was $6.7 million, or 2.0% compared to $2.8 million, or 0.8% for the third quarter of 2008.  The increase in operating income was a result of the improved product and therapy mix discussed above, which was partially offset by bad debt expense returning to normalized levels.

Revenue for the nine months ended September 30, 2009 totaled $988.0 million compared to $1,035.3 million for the comparable period a year ago.  Excluding the elimination of CAP and UHG, the year-to-date 2009 revenue grew 7.4% over the comparable period in 2008.

Gross profit for the nine months ended September 30, 2009 was $115.9 million, or 11.7% compared to $104.2 million, or 10.1% for the same period in 2008.  The increase in gross margin for the year was the result of improved product and therapy mix, the elimination of lower margin business and improved supply chain programs.

Operating profit for the nine months ended September 30, 2009 was $16.1 million, or 1.6% compared to $6.4 million, or 0.6% for the comparable period of 2008.  Net income for the nine months ended 2009 was $13.4 million, or $0.34 per diluted share, compared to $2.6 million, or $0.07 per diluted share, for the same period one year ago.

The Company also announced that Steven Schelhammer has resigned as a member of the company's Board of Directors in order to devote his full-time attention to his position as Chief Executive Officer of Phytel, Inc.  “On behalf of the entire Board of Directors, we thank Steve for his important contributions to BioScrip,” stated Friedman.

Conference Call

BioScrip will host a conference call to discuss its third quarter 2009 financial results on Friday, October 30, at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-920-2986 (US), or 212-231-2900 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 p.m. Eastern Time on Friday, October 30, through 12:00 p.m. Eastern Time on Friday, November 13, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation number 21440281. An audio web cast and archive of the conference call will also be available under the investor relations section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payers and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.

Forward Looking Statements-Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company,  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Earnings before interest, taxes, depreciation, amortization, and option expense ("EBITDAO") is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 3 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.
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TABLES TO FOLLOW

Schedule 1
BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)
	September 30,	December 31,
	2009	2008
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$-	$-
Receivables, less allowance for doubtful accounts of $9,828 and $11,629
at September 30, 2009 and December 31, 2008, respectively	147,326	158,649
Inventory	47,833	45,227
Prepaid expenses and other current assets	3,866	2,766
Total current assets	199,025	206,642
Property and equipment, net	15,674	14,748
Other assets	983	1,069
Goodwill	24,498	24,498
Total assets	$240,180	$246,957
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$39,584	$50,411
Accounts payable	62,909	76,936
Claims payable	4,228	5,230
Amounts due to plan sponsors	5,951	5,646
Accrued expenses and other current liabilities	10,200	9,575
Total current liabilities	122,872	147,798
Deferred taxes	1,095	533
Income taxes payable	3,512	3,089
Total liabilities	127,479	151,420
Stockholders' equity
Common stock, $.0001 par value; 75,000,000 shares authorized; shares issued:
42,349,728, and 41,622,629, respectively; shares outstanding; 39,272,399 and
38,691,356, respectively	4	4
Treasury stock, shares at cost: 2,653,007 and 2,624,186, respectively	(10,366)	(10,288)
Additional paid-in capital	252,274	248,441
Accumulated deficit	(129,211)	(142,620)
Total stockholders' equity	112,701	95,537
Total liabilities and stockholders' equity	$240,180	$246,957

Schedule 2
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$333,476	$359,427	$987,974	$1,035,338
Cost of revenue	291,980	323,346	872,100	931,159
Gross profit	41,496	36,081	115,874	104,179
% of Revenue	12.4%	10.0%	11.7%	10.1%
Operating expenses
Selling, general and administrative expenses	32,402	31,859	94,335	95,031
Bad debt expense	2,433	1,413	5,410	2,786
Total operating expense	34,835	33,272	99,745	97,817
% of Revenue	10.4%	9.3%	10.1%	9.4%

Income from operations	6,661	2,809	16,129	6,362
Interest expense, net	447	669	1,471	1,931
Income before income taxes	6,214	2,140	14,658	4,431
Tax provision	467	730	1,249	1,879
Net income	$5,747	$1,410	$13,409	$2,552

Basic weighted average shares	38,961	38,403	38,807	38,359
Diluted weighted average shares	40,184	38,934	39,345	39,187

Basic net income per share	$0.15	$0.04	$0.35	$0.07
Diluted net income per share	$0.14	$0.04	$0.34	$0.07

(1) Certain amounts have been relassified to conform to the current presentation. Such classifications have had no impact on income from operations or net income.

Schedule 3
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months		Nine Months
	September 30,		September 30,
	2009	2008	2009	2008
Net Income	$5,747	$1,410	$13,409	$2,552
Addback items:
Depreciation and Amortization	1,356	1,620	3,596	4,685
Net interest	447	669	1,471	1,931
Taxes	467	730	1,249	1,879
Stock-based compensation expense	897	864	2,385	2,859
Earnings before interest, taxes, depreciation, amortization and share-based compensation expense (EBITDAO)	$8,914	$5,293	$22,110	$13,906

Net Income	$5,747	$1,410	$13,409	$2,552
Add back items:
OIG Settlement	-	795	-	795
Pro forma Net Income	$5,747	$2,205	$13,409	$3,347

Basic weighted average shares	38,961	38,403	38,807	38,359
Diluted weighted average shares	40,184	38,934	39,345	39,187

Basic pro forma net income per share	$0.15	$0.06	$0.35	$0.09
Diluted pro forma net income per share	$0.14	$0.06	$0.34	$0.09